Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

April 30, 2004

Landmark Bancorp, Inc. Announces Results For the Quarter Ended March 31, 2004 and Declares Cash Dividend

(Manhattan, KS, April 30, 2004) Landmark Bancorp, Inc. (Nasdaq: LARK), a one bank holding company based in Manhattan, Kansas, reported net earnings for the quarter ended March 31, 2004 of $949,000, compared to net earnings of $1.3 million for the quarter ended March 31, 2003, according to Patrick L. Alexander, President and Chief Executive Officer.  Diluted earnings per share for the quarter ended March 31, 2004, was $0.45 versus $0.62 for the quarter ended March 31, 2003.  Landmark Bancorp’s annualized return on average assets declined to 1.15% for the quarter ended March 31, 2004, compared to 1.61% for the quarter ended March 31, 2003.  In addition, the annualized return on average equity decreased to 8.88% for the quarter ended March 31, 2004 from 12.91% for the quarter ended March 31, 2003.  The Company also announced its Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of May 5, 2004, payable May 17, 2004.

The decrease in net earnings resulted primarily from reduced gains on sale of loans and the net interest margin in comparison to the prior year.  Net interest income for the first quarter of 2004 decreased $321,000 compared to the first quarter of 2003, a decrease of 10.4%.  This decrease was due primarily to a reduction in the net interest margin to 3.53% for the first quarter of 2004 from 3.97% for the first quarter of 2003.  Refinancings and paydowns in the residential mortgage portfolio have exceeded commercial loan growth over the past year, resulting in the excess liquidity being invested into lower yielding investment securities.  In addition, the prolonged low-rate environment has caused the net interest margin to compress as assets continue to reprice at lower levels with little room left for liability repricing.  Total non-interest income decreased approximately $394,000, or 29.4%, compared to the quarter ended March 31,

2003.  The majority of this decrease was due to a $400,000 decrease in gains on sale of loans.  Total non-interest expense for the first quarter of 2004 decreased approximately $96,000 compared to the first quarter of 2003, resulting primarily from decreases in amortization of mortgage servicing rights and professional fees.

Alexander commented, “Although our first quarter 2004 net earnings were down from the record levels of 2003, we continue to be very optimistic about our opportunities as we look forward to the balance of 2004.  Positive economic news and evidence of sustained growth should lay the groundwork for increased demand for commercial loans and ultimately an increase in interest rates.  We expect mortgage prepayments to slow which, combined with the increased commercial loan activity we are witnessing, should allow us to experience loan portfolio growth in the upcoming months.  Additionally, our acquisition of First Kansas Financial Corporation, which closed on April 1, 2004, introduces us to new markets and opportunities for additional revenue enhancements and cost savings.  We are particularly excited about our commercial lending prospects in these markets.  We have hired two seasoned loan officers from the area which should allow us to begin experiencing significant loan growth in those markets in the very near future.  All of these factors will help combat the interest margin pressures we are experiencing due to the extremely low-interest rate environment that the industry has been facing for an extended period of time.  We feel we are well positioned to take advantage of an increase in interest rates that should occur in a prolonged economic recovery.”

Landmark Bancorp’s total assets declined to $330.6 million at March 31, 2004, compared to $334.0 million at December 31, 2003.  Net loans receivable were $212.7 million at March 31, 2004, compared to $215.0 million at December 31, 2003.  Growth in commercial loans was more than offset by the decline in mortgage loans attributable to refinance activity.  At March 31, 2004, the allowance for loan losses was $2.4 million, or 1.1% of net loans, compared to $2.3 million, or 1.1% of net loans at December 31, 2003.  As of March 31, 2004, $1.6 million in loans were on non-accrual status, or 0.73% of net loans, compared to a balance of $1.2 million in loans on non-accrual status, or 0.56% of net loans, as of December 31, 2003.  Additionally, non-performing assets as a percentage of total assets increased from 0.45% as of December 31, 2003 to 0.59% as of March 31, 2004.  Residential home loans comprised 87.7% of the $1.6 million non-accrual balance at March 31, 2004.  The Company has historically incurred minimal losses on mortgage loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Kansas Financial Corporation on April 1, 2004 and accordingly, the financial condition and operating results presented for the quarter ended March 31, 2004 do not include First Kansas Financial Corporation.  Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Beloit, Dodge City (2), Fort Scott, Garden City, Great Bend, Hoisington, LaCrosse, Louisburg, Osage City, Osawatomie, Paola, Phillipsburg, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At March 31, 2004	At December 31, 2003

ASSETS

Cash and cash equivalents	$5,044,196	$7,708,115
Investment securities available for sale	100,606,310	99,746,365
Loans receivable, net (1)	212,730,894	215,030,396
Premises and equipment, net	3,667,031	3,631,102
Goodwill	1,971,178	1,971,178
Other intangible assets, net	937,859	959,532
Other assets	5,629,500	4,999,601

TOTAL ASSETS	$330,586,968	$334,046,289

LIABILITIES

Deposits	$251,368,202	$253,108,220
Other borrowings	31,545,912	33,755,104
Other liabilities	4,545,451	4,610,862

Total liabilities	287,459,565	291,474,186

Stockholders’ equity	43,127,403	42,572,103

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$330,586,968	$334,046,289

(1)          Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $2,357,664 and $2,315,870 at March 31, 2004 and December 31, 2003, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2004	2003
Interest income:
Loans	$3,227,509	$3,819,834
Investment securities	811,325	809,811
Other	8,332	5,520
Total interest income	4,047,166	4,635,165

Interest expense:
Deposits	932,801	1,248,897
Borrowed funds	349,444	300,521
Total interest expense	1,282,245	1,549,418

Net interest income	2,764,921	3,085,747
Provision for loan losses	60,000	60,000
Net interest income after provision for loan losses	2,704,921	3,025,747

Non-interest income:
Fees and service charges	532,735	611,997
Gains on sale of loans	234,885	634,507
Gains on sale of investments	97,687	25,682
Other	81,501	69,042
Total non-interest income	946,808	1,341,228

Non-interest expense:
Compensation and benefits	1,217,804	1,213,100
Occupancy and equipment	319,046	312,377
Amortization	75,147	111,319
Professional fees	78,694	122,779
Data processing	78,865	80,079
Other	487,765	513,536
Total non-interest expense	2,257,321	2,353,190

Income tax expense	445,647	690,252

Net earnings	$948,761	$1,323,533

Net earnings per share (2)
Basic	$0.45	$0.63
Diluted	0.45	0.62

Book value per share (2)	$20.62	$19.73

Shares outstanding at end of period	2,091,307	2,093,226

Weighted average diluted common and common equivalent shares outstanding	2,108,821	2,120,352

(2)          Net earnings per share and book value per share at or for the period ended March 31, 2003 have been adjusted to give effect to the 5% stock dividend paid during December 2003.

OTHER DATA (unaudited):

	Three months ended March 31,
	2004	2003

Return on average assets (3)	1.15%	1.61%
Return on average equity (3)	8.88%	12.91%
Equity to total assets	13.05%	12.42%

(3)          Information for the three months ended is annualized.